SALTON, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Salton, Inc. and its subsidiaries (collectively “Salton” or the “Company”) have always endeavored to conduct their businesses in a manner conforming to the highest ethical and business standards. The Company’s reputation for unquestionable integrity is its most valuable asset in its relationships with its employees and agents (collectively “employee(s)”), its customers, its stockholders and the communities in which its operations are located.

This Code of Business Conduct and Ethics (the “Code”) covers a wide range of business practices and procedures and applies to all directors, officers and employees of the Company. It does not cover every issue that may arise, but it sets out basic principles to guide directors, officers and employees of the Company to act in an ethical and legal manner. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. It is essential and a condition of employment that all employees and representatives conform to these principles as they perform their activities on behalf of Salton.

Since it is not practicable to specify requirements for business conduct and ethics for application in every possible situation, an understanding of the philosophy behind these standards is essential. The philosophy of the Company -- upon which its ethical standards are based -- is outlined below.

•	We work hard and treat others with respect.
•	We earn an honest profit by providing the right products and services to our customers.
•	We act responsibly and in a manner that reflects favorably on the Company.
•	We observe applicable laws and regulations.
•	We require honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, on the part of ourselves and others.
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We are committed to full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and other documents filed with, or furnished to, the Securities and Exchange Commission (“SEC”) and in all other public releases of information regarding the Company’s finances and operations.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the

Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

This Code will be strictly enforced. All managers and supervisors are required to enforce this policy and are not permitted to sanction or condone violations. There will be serious adverse consequences for non-adherence to the Code, which may include removal from a position as director or officer, and dismissal as an employee of the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the procedures described in Sections 15, 16 and 17 of this Code.

The Company does not tolerate retribution against persons who, in good faith, report suspected violations this Code. Persons subject to this Code who retaliate against others who report suspected crimes or wrongs will themselves be subject to immediate discipline.

1.	Compliance with Laws

It is the policy of Salton to comply fully with all valid laws and regulations that govern its operations in the various communities and states in which it operates and to conduct its affairs in keeping with the highest moral, legal, and ethical standards.

There is an obligation, both corporate and individual, to fulfill the intent of the above statement. It is not expected that every employee will have full knowledge of the laws affecting his or her responsibilities. However, Salton does expect that every employee with significant responsibilities will have a general knowledge of prohibited activities involved in his or her work and will seek guidance on any matter on which there is a question, either directly through his or her supervisor or if necessary, from Salton’s General Counsel .

2.	Business Ethics

The law is a base, and ethical business conduct should normally exist at a level above the minimum required by law. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of the Company’s business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency or perceived business advantage.

3.	Salton and Its Employees

Employees are Salton’s greatest asset, and it is a Salton policy to treat them fairly in all matters. Salton is committed to equal opportunity in all aspects of employment and to full compliance with all federal, state and local laws applicable to hiring and promoting people.

With this in mind, it is the intent of Salton to:

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Choose and promote its employees on the basis of their ability to perform the work for which they are hired. Salton strictly prohibits discrimination based on any legally protected status, including race, color, gender, religion, national origin, disability, veteran status and age.

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Offer employees a safe, healthful, and clean environment in which to work. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

•	Pay employees fairly in relationship to their contributions to Salton, within the boundaries of current standards, profitability and market conditions.
4.	Discrimination, Harassment and Retaliation

Salton is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. The Company’s policy against discrimination applies to any legally protected status, including race, color, gender, religion, national origin, disability, veteran status and age.

Salton also prohibits any individual from engaging in any act or any form of harassment of any other individual on the basis of any legally protected status, including race, color, gender, religion, national origin, disability, veteran status or age. This prohibition covers verbal, as well as physical harassment. Included within this prohibition are unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, where: (a) there is an attempt made to make submission to such conduct a term or condition of an individual’s employment; (b) the submission or rejection of such conduct is used as a basis for employment related decision; and (c) such conduct has the purpose or effect of substantially interfering with an individual’s work performance or creating an intimidating, hostile, or offensive working environment.

Salton prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against stockholders. No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

No director, officer or employee may retaliate against an individual for bringing a complaint of discrimination or harassment or for participating in an investigation or proceeding involving a complaint of discrimination or harassment.

Salton requires continuous management attention at all levels to assure compliance with the spirit and letter of this policy.

5.	Competition and Fair Dealing

Salton seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional act or practice.

In its relationships with its competitors, Salton and its employees will fully understand and strictly adhere to the requirements of the antitrust laws. These laws, which, in the U.S., include the Sherman Act, the Clayton Act, the Robinson-Patman Act, and the Federal Trade Commission Act, seek to advance and maintain the free enterprise system and take precedence over any business objective of Salton, notwithstanding any resulting increases in income or profits. Such acts as price fixing, restrictive agreements, boycotts, tie-in arrangements exclusive of reciprocal dealings, monopolizing, price inducements, and discriminatory allowances are or may be illegal. All violations of the antitrust laws must be scrupulously avoided by all employees. Salton will not condone any actions which an employee knew or should have known would violate the antitrust laws or any other valid law or regulation.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers or suppliers. Gifts or bribes for the purpose of influencing the buying decisions of employees of customers or potential customers or to any person in a position to influence a buying decision are clearly improper and prohibited.

6.	Insider Trading

Directors, officers and employees who have access to material confidential information are not permitted to use or share that information for securities trading purposes or for any other purpose except the conduct of the Company’s business and in strict conformity with all applicable laws and SEC regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Trading in the securities of other companies with which the Company has a relationship while in possession of material nonpublic information is also prohibited.

7.	Accounting, Auditing and Internal Control Matters; Public Disclosure Obligations

Salton’s requirement that directors, officers and employees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters and public disclosure obligations.

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform to applicable legal requirements, generally accepted accounting principles and the Company’s system of internal controls. No employee is ever authorized to knowingly enter or maintain false or misleading information in corporate books, records or reports. It is prohibited under federal law and Company policy to fraudulently influence, coerce, manipulate or mislead the Company’s independent public accountants for the purpose of obtaining a favorable opinion on the Company’s financial statements. Records should always be retained or destroyed according to the Company’s record retention policies.

Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the SEC and in any other public communications regarding the Company’s business, financial condition or results of operations.

All officers, directors and employees are required to report, or cause to be reported, information, and should assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning matters that the officer, director or employee reasonably believes could constitute matters described in:

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Section 806 of the Sarbanes-Oxley Act of 2002, including wire fraud, mail fraud, bank fraud or securities fraud, breach of any rule or regulation promulgated by the SEC or any federal rules relating to fraud against stockholders;

•	Section 301 of the Sarbanes-Oxley Act of 2002, including questionable accounting, internal controls and auditing matters;
•	Item 406 of Regulation S-K, including disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable; and

•	Applicable listing standards of any exchange on which the Company’s securities are at the time listed.

Accounting procedures and controls are prescribed by Company policies. Within these policies, the officers of the Company have the primary responsibility for establishing and monitoring adequate systems of internal accounting and controls, and all employees must adhere to these controls. The Company’s auditors monitor and document compliance with these internal controls.

The Company has adopted special procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures are set out in Sections 16 and 17 of this Code.

8.	Confidentiality

Employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is authorized by the Chief Executive Officer, the President, the General Counsel, or required by law. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

9.	Corporate Opportunities; Protection and Proper Use of Company Assets

Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors or a committee thereof. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

All directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

Many employees regularly use business expense accounts, which must be documented and recorded accurately and in accordance with the Company’s policies. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing, product development and service plans, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

10.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Payments, regardless of amount, to any government employee, or gifts or services of substantial value or lavish entertainment, regardless of motive, are prohibited. Relationships with public employees shall be so conducted that neither the official’s nor Salton’s integrity would be compromised if the full details of the relationship became a matter of public knowledge. The Company’s General Counsel can provide guidance to you in this area.

11.	Political Contributions

A corporation is prohibited from making a political contribution to any candidate for federal office. In addition, virtually every state either limits or prohibits the making of political contributions by a corporation to a state or local candidate or political party. Salton’s policy is to make no financial contributions to a political party or to a candidate running for any elective office, except as permitted by law. This applies to all political parties or candidates. If any of the Company’s customers or suppliers request that the Company make a political contribution, it is essential that prior approval is given by the General Counsel before any contribution is made. Under no circumstances shall the Company make a political contribution to any federal candidates.

12.	Salton and the Community

Salton shall conduct its business in a manner that is socially and ethically responsible. In addition to operating and managing its business, it shall seek to reasonably protect the quality of the environment and endeavor to conserve energy and other valuable resources.

Each of the Salton facilities is expected to make every effort to be an integral part of the community in which it operates, and to participate in its activities as a concerned and responsible citizen. Like individual citizens, the Company benefits from and supports such activities as health, welfare, character building, education, and culture. Salton recognizes that employee participation in cultural, social, or volunteer organizations can be public service of a higher order, and all Salton employees are encouraged to participate during their non-working hours in public matters of their individual choice.

13.	Conflicts of Interest

It has always been and continues to be Salton’s intent that its employees maintain the highest standards of loyalty in their conduct of the Company’s affairs. Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. In essence, Salton’s employees shall deal with suppliers, customers, and other persons doing business or seeking to do business with the Company in a manner that eliminates considerations of personal advantage. Because they hold positions of trust in the Company, a director, an officer, or any other employee may not make a profit from the Company because of his or her official position. They are also prohibited from engaging in a competing business.

Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the Company. The Company believes that it is in its best interests and is consistent with the obligations of directors, officers and employees to the Company to establish a policy that all business decisions will reflect independent judgment and discretion, uninfluenced by any considerations other than those honestly believed to be in the best interests of the Company and its stockholders. Any decision will be deemed to be in conflict with the interests of the Company if, in the course of affiliation with the Company, the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee. The divided loyalty that is present when a director, officer or employee has a conflict of interest could potentially lead to serious problems for the Company and could be grounds for disciplinary action or termination by the Company.

It is not possible to describe every situation or occurrence that could lead to a conflict of interest between a director, officer or employee and the Company. The following events are intended to describe, by way of example, situations that could occur that could lead to a conflict of interest with the Company:

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Relationships with Customer or Competitors: Stock ownership and other financial interests or participation in any customer, supplier or competitor of the Company must be reported to the General Counsel .

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Indirect Interests and Relationships: A conflict of interest can arise because of the business activities of an affiliate of a director, officer or employee. The term affiliate includes close family members and family members who live in the same household as a director, officer or employee. A director, officer or employee has a potential conflict of interest whenever his or her affiliate has a significant interest in a transaction or a significant relationship with any customer, supplier or competitor of the Company. The director, officer or employee should not make or influence any decision which could directly or indirectly benefit his or her affiliate and, in order to protect the director, officer or employee and the Company from the appearance of a conflict of interest, all relationships of this nature must be reported to the General Counsel .

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Gifts, Loans and Entertainment: A director, officer or employee will not accept gifts from competitors or from anyone having or seeking business with the Company, other than noncash gifts of nominal value (less than $100 per year) generally used for promotional purposes by the giver or accept loans from any person having or seeking business with the Company (other than loans from banks or financial institutions at prevailing market rates and terms). Participation in business-related functions is permitted, including the acceptance of lunches or other meals. However, each director, officer or employee should exercise care to ensure that such functions are necessary and related to the conduct of business on behalf of the Company. If in doubt, the General Counsel should be consulted.

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Outside Business Activities: As a general rule, the Company does not allow its employees to participate or engage in business activities outside of their employment with the Company. As a general rule, participation on a part-time or other basis in any outside business or employment will be a conflict of interest if the director, officer or employee’s participation in that business could interfere with his or her ability to devote proper time and attention to his or her employment with the Company.

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Non-business Activities: Participation in the activities of a trade association, professional society, charitable institution or governmental institution, on a non-compensated basis, or holding a part-time public office (with or without compensation) will not generally create a conflict of interest in violation of this Code. However, if any director, officer or employee is unsure of his or her particular situation, the General Counsel should be consulted.

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Personal Use of Company Property and Company Information: It is against Company policy for any director, officer or employee to use or divert any Company property, including services of other employees, for his or her own advantage or benefit, or to use Company letterhead when writing personal correspondence.

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Related Party Business Dealing. If there is any business relationship or proposed business transaction that the Company might have with any company in which a director, officer or employee, or a related party of any such person, has a direct or indirect interest, and from which such person might derive a benefit, or at which a related party is employed, and if such a relationship or transaction might give rise to the appearance of a conflict of interest, then the General Counsel should be consulted.

14.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a committee thereof and will be promptly disclosed as required by law or applicable rules of any exchange on which the Company’s securities are at the time listed.

15.	Personal Responsibility

It is essential that the Company ensures prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since directors, officers and employees cannot anticipate every situation that will arise, it is important to have guidelines on how to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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See help from Company resources. If you believe that it is not appropriate to discuss an issue with your supervisor, or you do not feel comfortable approaching your supervisor with your question, discuss it locally with a member of the Corporate Human Resources Department, member of senior management or with the General Counsel .

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first; act later: If you are unsure of what to do in any situation, seek guidance before you act.

16.	Reporting/Investigation Procedures

Any director, officer or employee who reasonably believes that there has been a material violation of this Code should report it immediately to the Company’s General Counsel. You may, of course, also consult with your supervisor or a member of the Corporate Human Resources Department. If the possible violation relates to questionable accounting, auditing, internal control or other matters described in Section 7 of this Code, the employee may submit an anonymous, confidential complaint as discussed in Section 17. The Chairman of the Audit Committee (or, if the Company does not then have an Audit Committee, the Chairman of the Board of Directors) shall in any event be promptly advised of any allegation of a material violation of Section 7 of this Code. Upon receipt of a complaint, the Company or its designee shall promptly investigate the matter.

Providing your name allows the Company to contact you if necessary during any investigation. You may, however, choose to remain anonymous when reporting any matter covered under this Code. In any event, the Company will maintain in confidence the identity of those individuals who provide their names when reporting to the fullest extent possible consistent with the need to investigate. Absolute confidentiality of any complaint under this Code, however, cannot be guaranteed because the very fact of conducting an investigation may lead employees or other persons to reach conclusions of their own. Anyone involved in an investigation under these procedures, whether as witnesses, participants in the performance of the investigation or otherwise, will be informed of their obligation to maintain confidentiality and may be asked to sign an acknowledgment of this obligation.

Salton will not retaliate against any officer, director or employee who reports, causes to be reported, testifies, participates in or otherwise assists in any proceeding reported or about to be reported regarding any matter covered under this Code.

The General Counsel will send summaries of conversations, and will forward copies of written communications and transcripts of voice mail messages, containing reports to the Chairman of the Board of Directors and Chairman of the Audit Committee, if the Company then has an Audit Committee, as appropriate under the circumstances. The General Counsel will provide periodic reports to such Chairmen, as applicable. The General Counsel will retain copies of all complaints, investigative reports, summaries of reports and other records relating to complaints in accordance with the Company’s records retention policy.

17.	Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting, Auditing or Internal Control Matters

As an alternative to the procedures described in Section 16, any employee who reasonably believes that there has been a material violation of this Code relating to questionable accounting, auditing, internal control or other matters described in Section 7 of this Code may submit confidential, anonymous complaints by logging on at www.MySafeWorkplace.com or calling toll free (800-461-9330) to make a report at any time of the day or night. The website and toll free phone number are managed by an outside, independent service provider and allows anyone to make a report without divulging his or her name. The outside, independent service provider is required to communicate the information provided in the report to the designated member of senior management (which may include a member of the Board of Directors or the Audit Committee) as promptly as practicable for review and proper handling. After the report is submitted, individuals will be able to anonymously receive and send messages pertaining to their report, including additional comments, questions and answers regarding the report. Complaints must provide sufficient information so that a reasonable investigation can be conducted.

The Company shall maintain a record of all complaints submitted under this Code alleging a violation of accounting, auditing or internal control matters.

18.	Consequences

If an investigation leads to a conclusion that a material violation of the Code has occurred, the Company will take appropriate corrective action, which may include removal from a position as director or officer and dismissal as an employee of the Company. Among other things, directors, officers and employees of the Company may be disciplined for:

•	Committing, authorizing, or directing an illegal act.
•	Failing to exercise proper compliance oversight or tolerating illegal conduct, if acting as a supervisor of another employee of the Company.
•	Failing to report illegal business conduct of which he or she directly knows or observes.
•	Discouraging another director, officer, or employee from reporting a violation of law or of this Code.
•	Improperly disclosing the identity of a person who anonymously reports a violation of this Code.
•	Retaliating or condoning retaliation against any director, officer, or employee of the Company who reports such a violation.

As examples, the following are not valid excuses for failing to comply with the law and/or this Code and, as such, will not avoid disciplinary measures under this Code:

•	“A supervisor demanded that I do the illegal, unethical or improper act.”
•	“I thought the conduct was standard practice in our business.”
•	“It was a business necessity because it would have cost more to act properly.”

•	“I misinterpreted the law or this code and did not seek the advice of my supervisor.”

The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action, up to and including dismissal.